EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 15, 2006, accompanying the financial statements included in the Annual Report of Schmitt Industries, Inc. on Form 10-K for the year ended May 31, 2006.  We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-3910).

/s/Grant Thornton LLP

Portland, Oregon
August 21, 2006